UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G A/1

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.1)

HEMISPHERE MEDIA GROUP, INC.
_____________________________________________
(Name of Issuer)

Class A Common Stock
__________________________
(Title of Class of Securities)

42365Q103
_________________________
(CUSIP Number)

November 2, 2015
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)
☑	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 42365Q103		13G
1		NAME OF REPORTING PERSON	Wexford Spectrum Investors LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	103,194
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	103,194
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	103,194

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0.66%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 42365Q103		13G
1		NAME OF REPORTING PERSON	Wexford Focused Investors LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	3,991
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	3,991
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,991

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0.03%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 42365Q103		13G
1		NAME OF REPORTING PERSON	Debello Investors LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	4,815
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	4,815
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,815

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0.03%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 42365Q103		13G
1		NAME OF REPORTING PERSON	Wexford Capital LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	112,000
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	112,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	112,000

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0.72%
12		TYPE OF REPORTING PERSON	PN

CUSIP NO. 42365Q103		13G
1		NAME OF REPORTING PERSON	Wexford GP LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	112,000
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	112,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	112,000

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0.72%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 42365Q103		13G
1		NAME OF REPORTING PERSON	Charles E. Davidson
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	112,000
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	112,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	112,000

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0.72%
12		TYPE OF REPORTING PERSON	IN

CUSIP NO. 42365Q103		13G
1		NAME OF REPORTING PERSON	Joseph M. Jacobs
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	112,000
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	112,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	112,000

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0.72%
12		TYPE OF REPORTING PERSON	IN

This Amendment No. 1 (this “Amendment”) modifies and supplements the 13G initially filed on January 23, 2015 (the “Statement”), with respect to the Class A common stock, $0.0001 par value per share (the “Common Stock”), of Hemisphere Media Group, Inc., a Delaware corporation (the “Company”). Except to the extent supplemented by the information contained in this Amendment, the Statement, as amended as provided herein, remains in full force and effect. Capitalized terms used herein without definition have the respective meanings ascribed to them in the Statement.

Item 1.

(a)	Name of Issuer:

HEMISPHERE MEDIA GROUP, INC. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:

2000 Ponce de Leon Boulevard, Suite 500
Coral Gables, FL  33134

Item 2.

(a)	Name of Persons Filing (collectively, the “Reporting Persons”):

(i)	Wexford Spectrum Investors LLC
(ii)	Wexford Focused Investors LLC
(iii)	Debello Investors LLC
(iv)	Wexford Capital LP
(v)	Wexford GP LLC
(vi)	Charles E. Davidson
(vii)	Joseph M. Jacobs

(b)	Address of Principal Business Office, or, if none, Residence of Reporting Persons:

411 West Putnam Avenue, Suite 125
Greenwich, Connecticut 06830

(c)	Citizenship:

(i)	Wexford Spectrum Investors LLC – Delaware
(ii)	Wexford Focused Investors LLC – Delaware
(iii)	Debello Investors LLC - Delaware
(iv)	Wexford Capital LP – Delaware
(v)	Wexford GP LLC - Delaware
(vi)	Charles E. Davidson - United States
(vii)	Joseph M. Jacobs – United States

(d)	Title of Class of Securities:

Class A common stock, par value $0.0001 per share

(e)	CUSIP Number: 42365Q103

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: N/A

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
(j)	☐	Non-U.S. institution in accordance with Rule 13-1(b)(1)(ii)(J).
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. [Information set forth below is on the basis of 12,602,725 shares of Class A common stock issued and outstanding as of November 6, 2015, as reported in the Company’s Form 10Q filed with the Securities and Exchange Commission on November 9, 2015.]

(i) Wexford Spectrum Investors LLC
(a)	Amount beneficially owned: 103,194
(b)	Percent of class: 0.66%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 103,194
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 103,194

(ii) Wexford Focused Investors LLC
(a)	Amount beneficially owned: 3,991
(b)	Percent of class: 0.03%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 3,991
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 3,991

(iii) Debello Investors LLC
(a)	Amount beneficially owned: 4,815
(b)	Percent of class: 0.03%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 4,815
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 4,815

(iv) Wexford Capital LP
(a)	Amount beneficially owned: 112,000
(b)	Percent of class: 0.72%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 112,000
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 112,000

(v) Wexford GP LLC
(a)	Amount beneficially owned: 112,000
(b)	Percent of class: 0.72%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 112,000
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 112,000

(vi) Charles E. Davidson
(a)	Amount beneficially owned: 112,000
(b)	Percent of class: 0.72%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 112,000
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 112,000

(vii) Joseph M. Jacobs
(a)	Amount beneficially owned: 112,000
(b)	Percent of class: 0.72%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 112,000
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 112,000

Wexford Capital LP (“Wexford Capital”) may, by reason of its status as manager of Wexford Spectrum Investors LLC, Wexford Focused Investors LLC and Debello Investors LLC (each a “Fund”, together the “Funds” be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Wexford GP LLC (“Wexford GP”) may, as the General Partner of Wexford Capital, be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Each of Charles E. Davidson (“Davidson”) and Joseph M. Jacobs (“Jacobs”) may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Each of Wexford Capital, Wexford GP, Davidson and Jacobs shares the power to vote and to dispose of the securities beneficially owned by the Funds.  Each of Wexford Capital, Wexford GP, Davidson and Jacobs disclaims beneficial ownership of the securities owned by the Funds and this report shall not be deemed as an admission that they are the beneficial owners of such securities except, in the case of Davidson and Jacobs, to the extent of their respective interests in each member of the Funds.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person N/A.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company N/A

Item 8.	Identification and Classification of Members of the Group N/A

Item 9.	Notice of Dissolution of Group N/A

Item 10.	Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 12, 2015	Company Name DEBELLO INVESTORS LLC By: /s/ Arthur Amron Name: Arthur Amron Title: Vice President and Assistant Secretary
WEXFORD FOCUSED INVESTORS LLC

	By:	/s/Arthur Amron
	Name:	Arthur Amron
	Title:	Vice President and Assistant Secretary

WEXFORD SPECTRUM INVESTORS LLC

	By:	/s/Arthur Amron
	Name:	Arthur Amron
	Title:	Vice President and Assistant Secretary

WEXFORD CAPITAL LP
	By:	Wexford GP LLC, its General Partner

	By:	/s/Arthur Amron
	Name:	Arthur Amron
	Title:	Vice President and Assistant Secretary

WEXFORD GP LLC

	By:	/s/Arthur Amron
	Name:	Arthur Amron
	Title:	Vice President and Assistant Secretary

/s/ Joseph M. Jacobs
JOSEPH M. JACOBS

/s/ Charles E. Davidson
CHARLES E. DAVIDSON